Exhibit 99.1

DRI Corporation Posts Record High Net Sales for Second Quarter 2008

  Profit of $593 Thousand Significantly Exceeds Last Year’s Same Quarter Results
  Six-Month Profit Swings to 11 Cents vs. Loss of 6 Cents for Same Period Last Year

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that it posted record high second quarter 2008 net sales of $19.4 million, an increase of 30 percent over net sales for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our second quarter net sales of $19.4 million is the highest net sales ever posted for a quarterly period in the 25-year history of the Company. Our second quarter earnings of 5 cents per share exceeds the 3 cents per share posted on continuing operations for the same period last year. Contributing factors to this improved performance include strong order trends, an increased backlog, and improved gross margins.”

Earlier today, the Company filed with the Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2008.

SECOND QUARTER RESULTS

For the quarter ended June 30, 2008, net sales increased by 30 percent to $19.4 million and the net profit to common shareholders was $593 thousand, or 5 cents per diluted common share outstanding. This compares to net sales of $14.9 million for continuing operations and net income of $244 thousand, or 2 cents per diluted common share outstanding – inclusive of a loss of $42 thousand from discontinued operations – for the same period last year.

The Company had $7.7 million in working capital and $22.3 million in shareholders’ equity as of June 30, 2008. This compares to $5.7 million in working capital and $19.5 million in shareholders’ equity for the same period last year.

Basic and diluted weighted-average shares outstanding for the three-month period were 11.2 million and 13.1 million, respectively, as compared to 10.5 million (basic) and 11.4 million (diluted) a year ago.

SIX MONTH RESULTS

For the six months ended June 30, 2008, sales of continuing operations increased by 35 percent to $36.4 million and the net income to common shareholders was $1.2 million, or 11 cents per diluted common share outstanding. This compares to net sales of continuing operations of $26.9 million and a net loss to common shareholders of $602 thousand, or 6 cents per common share outstanding (basic and diluted) – inclusive of a loss of $219 thousand, or 2 cents per common share outstanding (basic and diluted), from discontinued operations – for the same period last year.

Basic and diluted weighted-average shares outstanding for the six-month period were 11.2 million and 13.0 million, respectively, as compared to 10.3 million (basic and diluted) a year ago.

OUTLOOK

“In third quarter 2008, we expect to exceed the revenues posted in the same period last year and to post a profit. We reaffirm our prior earnings guidance in the upper end of the 14 cents to 17 cents range. We are presently evaluating probable delivery schedules and potential earnings on expected new orders related to the fourth quarter and, thus, we are continuing to study this matter. As a reminder, due to the fact that our revenue stream normally has a significant level of larger contract content – the delivery of which can be difficult to predict – our business will always have a degree of quarterly variability. Looking in a very preliminary manner at 2009, we are tracking favorably to prior revenue guidance of a $100 million run rate by the end of 2010; the longer term outlook will be further addressed later this year when we add 2011 to our long-range strategic planning window,” Mr. Turney said.

CONFERENCE CALL INFORMATION

The Company will host an investors’ conference call to review second quarter 2008 results on Aug. 15, 2008, at 11 a.m. (Eastern).

To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, (800) 853-3895; or International, (334) 323-7224. The conference passcode is “DRI.”

Telephone replay will be available through Nov. 14, 2008, via the following telephone numbers: Domestic, (877) 656-8905; or International, (334) 323-9859. The replay pin number is 35799094.

To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=00005404. The webcast will be archived until Nov. 14, 2008.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan and working capital position, expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan and/or working capital position may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Aug. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$1,476	$729
Trade accounts receivable, net	16,038	11,919
Current portion of note receivable	86	86
Other receivables	654	465
Inventories	11,611	9,603
Prepaids and other current assets	751	495
Total current assets	30,616	23,297

Property and equipment, net	3,458	2,890
Long-term portion of note receivable	258	258
Goodwill	11,842	11,033
Intangible assets, net	1,087	1,097
Deferred tax assets, net	10	56
Other assets	332	283
Total assets	$47,603	$38,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$8,248	$6,043
Notes payable, net	-	500
Loans payable	817	391
Current portion of long-term debt	2	254
Current portion of foreign tax settlement	557	499
Accounts payable	8,064	6,246
Accrued expenses	5,202	3,681
Preferred stock dividends payable	22	18
Total current liabilities	22,912	17,632

Long-term debt and capital leases, long-term	18	14

Foreign tax settlement, long-term	962	1,043

Liability for uncertain tax positions	605	311

Minority interest in consolidated subsidiary	762	422

Commitments and contingencies

Shareholders' Equity
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 500 shares authorized; 80 and 85 shares issued and outstanding at June 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	337	355
Series G Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 426 and 410 shares issued and outstanding at June 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	1,848	1,768
Series H Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 61 and 59 shares issued and outstanding at June 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	257	247
Series J Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at June 30, 2008, and December 31, 2007; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 20,000 shares authorized; 166 and 172 shares issued and outstanding at June 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	830	860
Common stock, $.10 par value, 25,000,000 shares authorized; 11,448,703 and
11,187,993 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively.	1,145	1,119
Additional paid-in capital	32,345	32,079
Accumulated other comprehensive income - foreign currency translation	5,698	4,570
Accumulated deficit	(20,504)	(21,894)
Total shareholders' equity	22,344	19,492
Total liabilities, minority interest and shareholders' equity	$47,603	$38,914

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$19,403	$14,885	$36,428	$26,885
Cost of sales	12,651	10,352	23,644	18,675
Gross profit	6,752	4,533	12,784	8,210

Operating expenses
Selling, general and administrative	4,814	3,608	9,123	7,209
Research and development	237	363	524	695
Total operating expenses	5,051	3,971	9,647	7,904

Operating income	1,701	562	3,137	306

Other income (loss)	(114)	28	(22)	39
Foreign currency gain	1	45	164	21
Interest expense	(358)	(333)	(661)	(648)
Total other income and expense	(471)	(260)	(519)	(588)

Income (loss) from continuing operations before income tax (expense) benefit	1,230	302	2,618	(282)

Income tax (expense) benefit	(518)	57	(888)	23

Income (loss) from continuing operations before minority interest in (income) loss of consolidated subsidiary	712	359	1,730	(259)

Minority interest in (income) loss of consolidated subsidiary	(44)	(5)	(340)	20

Income (loss) from continuing operations	668	354	1,390	(239)
Loss from discontinued operations	-	(42)	-	(219)

Net income (loss)	668	312	1,390	(458)

Provision for preferred stock dividends	(75)	(68)	(149)	(144)

Net income (loss) applicable to common shareholders	$593	$244	$1,241	$(602)

Net income (loss) per share - basic
Continuing operations	$0.05	$0.03	$0.11	$(0.04)
Discontinued operations	$0.00	$(0.00)	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.05	$0.02	$0.11	$(0.06)

Net income (loss) per share - diluted
Continuing operations	$0.05	$0.03	$0.11	$(0.04)
Discontinued operations	$0.00	$(0.00)	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.05	$0.02	$0.11	$(0.06)

Weighted average number of common shares and common share equivalent outstanding
Basic	11,227,274	10,503,691	11,207,633	10,339,546
Diluted	13,053,576	11,434,320	12,979,343	10,339,546

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com